Exhibit 99.3

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The following discussion contains forward-looking statements which include, but are not limited to, statements regarding the plans and expectations of the combined company regarding Catheter Precision’s products, including its plans, strategies, projected timelines and estimated markets, for and/or related to VIVO and the Amigo and vessel closure devices described above, and future cash and financing needs. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the transactions described in its recent securities purchase agreement, satisfaction of closing conditions precedent to the consummation of those transactions, the potential impact of decreases in the Company’s stock price on those transactions, the ability of the Company to timely and successfully achieve the anticipated benefits of the merger between Ra Medical and Catheter Precision, including the ability of the combined company to access the capital markets at such times and in such amounts, and on such terms, as needed, execute its future business strategies and maintain its listing on the NYSE American or other national stock exchange, and the ability of the combined company to successfully pursue its product lines in the manner and in the timeframe described here. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in the Company’s most recent filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and any prior or subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov, including its amended Preliminary Proxy Statement filed on November 4, 2022 (the “Preliminary Proxy”).  Important business and financial information about Catheter’s business and the related discussion and analysis of financial condition and results of operations of Catheter are described in the Preliminary Proxy and in “Catheter Precision Management’s Discussion and Analysis,” included therein. This information should be read in conjunction with such Catheter Precision Management’s Discussion and Analysis, and the Catheter Financial Statements contained in the Preliminary Proxy, and the Catheter Financial Statements and Pro Forma Financial Information which are filed as Exhibits to Ra Medical’s Current Report on Form 8-K/A filed on January 19, 2023. Risks and uncertainties related to Catheter, and the projections and estimates described above that may cause actual results to differ materially from those expressed or implied in any forward-looking statement are described in “Risk Factors – Risks Related to the Business of Catheter Precision,” which are contained in the Preliminary Proxy. The Preliminary Proxy and other documents filed by the Company with the SEC can be accessed on the Company’s Investor Relations page at https://ir.ramed.com/ by clicking on the link titled “SEC Filings.” The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty, and ongoing volatility in the stock markets and the U.S. economy in general. The extent to which the COVID-19 pandemic impacts the Company’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

The following discussion and analysis of financial condition and results of operations should be read together with Catheter’s financial statements, accompanying notes and other financial information filed as Exhibits to the Current Report on Form 8-K/A on which this Management’s Discussion and Analysis has been filed.  Operating results are not necessarily indicative of results that may occur in future periods.

CATHETER’S Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Nine Months Ended September 30, 2021 and 2022

Revenue, Cost of Sales and Gross Profit

	For the nine months ended September 30,
	2021	2022
Revenue	$113,284	$192,373
Cost of sales	8,537	15,668
Gross profit	$104,747	$176,705

Revenue

Revenue is generated from the sales of our VIVO System, single use disposable patches and software upgrades directly to hospitals and to our international distributors.  Revenue for the nine months ended September 30, 2022 increased by $79,089 from $113,284 to $192,373 as compared to the nine months ended September 30, 2021, as our number of customers has increased following the market release of VIVO in the US during 2021.

	For the nine months ended September 30,
Revenue by Type	2021	2022
Net sales from sale of hardware	$79,784	$170,563
Net sales from sale of software	30,000	21,810
Net sales from software upgrades	3,500	-
Total Net Sales	$113,284	$192,373

Cost of Sales

Cost of Sales for the nine months ended September 30, 2022 increased by $7,131 from $8,537 to $15,668 as compared to the nine months ended September 30, 2021, consistent with the growth in revenue.  The principal component of cost of sales is the cost of the off the shelf computer incorporated into a VIVO System as well as the cost of disposable patches sold to customers.

Gross Profit

Gross profit for the nine months ended September 30, 2022 increased by $71,958 from $104,747 to $176,705, as compared to the nine months ended September 30, 2021, due to increased sales.  Given our limited operations and the use of outside vendors, the Company is able to operate with low fixed overhead costs.  We believe we will be able to effectively manage costs in this manner for the next 12 to 24 months.

Operating Expenses

Our operating expenses consist of research and development expense, sales and marketing expense and general and administrative expense.  Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, stock-based compensation, and sales commissions. We expect operating expenses to increase in absolute dollars as we grow our business.

	For the nine months ended September 30,
	2021	2022
General and Administrative Expense	$861,240	$1,620,988
Research and Development Expense	294,384	180,211
Sales and Marketing Expense	788,707	922,606
Total Operating Expense	$1,944,331	$2,723,805

General and Administrative Expense

General and administrative expense consists primarily of personnel costs, including salary, employee benefits and stock-based compensation expenses for our administrative personnel that support our general operations, such as information technology, executive management and financial accounting.  It also includes costs attributable to intellectual property and other legal fees, audit fees, general business insurance, consulting services, depreciation and facilities costs.

General and administrative expense for the nine months ended September 30 2022, increased by $759,748 from $861,240 to $1,620,988, as compared to the nine months ended September 30, 2021.  The increase was attributable to accrued but unpaid legal, audit and professional accounting fees related to the proposed merger with Ra Medical and to higher salary expense.

Research and Development Expense

Research and development costs are expensed as incurred.  Research and development expense consists of costs of technology licenses, third-party software development consultants, engineering supplies and materials.  Research and development expense also includes costs related to our clinical and quality and regulatory activities, including medical advisors, contractors, research grants and all clinical study-related costs.

Research and development expense for the nine months ended September 30, 2022 decreased by $114,173 from $294,384 to $180,211, as compared to the nine months ended September 30, 2021.  During the nine months ended September 30, 2021, the Company incurred clinical study related costs of approximately $119,000 as compared to approximately $46,000 during 2022 as the Company has completed its US multi-center study.  During 2022, the Company incurred development costs of approximately $26,000 related to its closure device that is under development.

It is likely that we will incur increased clinical and regulatory related costs in 2023 and beyond, including costs associated with our post-market surveillance registry of our most recent FDA de novo clearance for use of the VIVO System and costs of any study undertaken as we attempt to expand our approved indications for use.

Sales and Marketing Expense

Sales and marketing expense consist primarily of personnel costs, including salary, commissions, employee benefits and stock-based compensation expenses for our sales and marketing personnel and contractors in the U.S. and Europe.  It also includes costs associated with product demonstrations, trade shows, marketing materials, royalties, and travel.

Sales and marketing expense for the nine months ended September 30, 2022 increased by $133,899 from $788,707 to $922,606, as compared to the nine months ended September 30, 2021.  The primary cause for the increase was an increase in headcount, travel, trade show and related expenses as we achieved limited commercialization of VIVO in the US and EU.

Other Income and Expense, Income Tax Benefit

	For the Nine Months Ended September 30,
	2021	2022
Interest income	$28	$-
Interest expense	(2,088,036)	(2,307,494)
Forgiveness of PPP loan	200,000	-
Gain on transfer of intangible assets	200,000	-
Change in fair value of derivative liability	(35,300)	402,768
Loss on Foreign currency transaction	(3,782)	(9,449)
	$(1,727,090)	$(1,914,175)

Interest Expense

The aggregate principal balance of the Company’s convertible promissory notes (the “Notes”), including amounts payable to officers, directors and stockholders of the Company was $25,465,000 at September 30, 2022.  The notes accrue interest at a rate of 12% per year that is payable in cash. Accrued but unpaid interest on the notes at September 30, 2022 was $13,316,945.

Forgiveness of PPP loan

On April 30, 2020, the Company received approximately $200,000 in loan proceeds from the Paycheck Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds is restricted by the CARES act for such expenses as payroll related costs and other allowable costs as defined by the PPP. The Company submitted the application for forgiveness of the PPP loan on November 4, 2020. During the nine months ended September 30, 2021 the Company received forgiveness for the entire amount of principal and accrued interest of the PPP loan. The Company recorded a gain for the loan proceeds forgiven within other income for the nine months ending September 30, 2021.

Gain on transfer of intangible assets

In May 2020, the Company received a Summons to appear before the District Court of the Hague in a matter brought against the Company by PEACS B.V. The dispute concerned the ownership of one of the Company’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, the Company and PEACS B.V. settled the outstanding litigation. As part of the settlement, the Company agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to the Company for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, the Company paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the nine months ending September 30, 2021.

Convertible Promissory Notes – Related Parties and Derivative Liability

The Company has historically funded its operations through issuances of equity securities and debt instruments.  Between March 2017 through September 30, 2022, the Company has issued convertible promissory notes (the “Notes”) to four shareholders of the Company of the Company for an aggregate principal amount of $25,465,000, including $1,480,000 during the nine months ended September 30, 2022. The notes bear interest at a rate of 12% per annum and are due and payable on demand.  The Company had accrued interest payable under the Notes of $13,316,945 as of September 30, 2022.

The Notes contain additional conversion features, including that upon the closing of Catheter’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note shall convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing. The Notes also provide that upon a Change in Control, the Notes will either become due and payable in full prior to closing, or will convert into Company common stock or other securities on terms and conditions agreed upon by the Company and the requisite purchasers.

Under the Next Financing conversion provision, upon closing, the Notes settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder receives at settlement does not vary with the value of the Company's common stock, so the settlement provision was not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

On September 9, 2022, the Company entered into a merger agreement with Ra Medical whereby the Company would become a wholly-owned subsidiary of Ra Medical. On January 9, 2023, Ra Medical, completed its acquisition of the Company pursuant to an Amended and Restated Agreement and Plan of Merger.  In conjunction with the closing of the merger, the Company entered into a Debt Settlement Agreement and Release with each of the Noteholders of the Convertible Notes (collectively, the "Debt Settlement Agreements"), except for one unaffiliated holder of a Convertible Note with a principal amount of $250,000. Pursuant to the Debt Settlement Agreements, upon the closing of the merger, the Convertible Notes were extinguished and the Noteholders were issued newly designated non-voting preferred stock of Ra Medical in exchange for the outstanding principal balance of the Convertible Promissory Notes (referred to as the "Merger Shares"). Additionally, all interest accrued and unpaid on the Convertible Notes was forgiven in exchange for a royalty, representing a certain percentage of net sales of the Company’s surgical vessel closing pressure device, beginning at the commencement of its first commercial sale ("Royalty Right"). The Royalty Right is set to expire December 31, 2035.

Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Convertible Notes as of September 30, 2022 and December 31, 2021. At September 30, 2022 and December 31, 2021, the fair value of the derivative liability was $722,000 and $1,057,000, respectively.  As a result of the Debt Settlement Agreements, the Company reassessed inputs utilized in its scenario-based analysis. Specifically, the Company's estimate of the probability of conversion of the Convertible Notes decreased, as the conversion of notes payable to Ra Medical common stock upon the closing of the merger does not meet the definition of the Next Financing in the convertible note agreements. Historically, the Company has estimated the probability of conversion at 2.5%. Subsequent to entering into the merger, the Company has estimated the probability of conversion at 1.5%, as the Debt Settlement Agreements are effective immediately following the closing of the merger. The Company expected to close the merger during the fourth quarter of 2022 or the first quarter of 2023. The decreased probability of conversion from 2.5% to 1.5% used in the Company's scenario-based analysis resulted in a decrease of $402,768 (net of amortization of debt discount) in the estimated fair value of the derivative liability as of September 30, 2022.

As a result, the Company recorded a gain related to the decrease of the derivative liability of $402,768 and a loss related to the increase in fair value of the derivative liability of $35,300 for the nine months ended September 30, 2022 and 2021, respectively. Additionally, the Company recorded debt discounts to the Notes which were fully amortized as non-cash interest expense of $67,768 and $81,700 for the nine months ended September 30, 2022 and 2021, respectively.

All except $250,000 of the Notes were discharged pursuant to the terms of the Debt Settlement Agreements as further described below under “Liquidity and Capital Resources.”

Liquidity and Capital Resources

Since Catheter’s incorporation, Catheter has received equity financing, debt financing through stockholders, advances from related parties and grant monies from a non-profit foundation to develop the technology and pursue the regulatory approvals necessary to commercialize Catheter’s products in the United States and European Union (“EU”). The amount of equity investment in Catheter from its incorporation through September 30, 2022 was approximately $36 million. The amount of Convertible Promissory Notes issued through September 30, 2022 was approximately $25,465,000. The amount of accrued and unpaid interest on these Notes at September 30, 2022 was approximately $13,317,000.

During the nine months ended September 30, 2022, Catheter has incurred additional debt in the form of short-term, interest-free Advances from Mr. Jenkins in the principal amount of $600,000.  Subsequent to September 30, 2022, the Company received additional advances from Mr. Jenkins in the amount of $475,000.  Following consummation of the merger on January 9, 2023, the entire balance of $1,075,000 was repaid.

Catheter expects to continue to incur net losses for the next several years and therefore require additional funding, which may include future equity and debt financings. There is no guarantee that this financing can be obtained.

As noted above, when the merger closed on January 9, 2023, under the Debt Settlement Agreements, all except $250,000 of the Notes were extinguished, and the holders of the extinguished Notes were issued newly designated non-voting preferred stock of Ra Medical at the price specified by the merger agreement and described in more detail in  the Form 8-K filed by Ra Medical with the SEC on January 13, 2023.

Additionally, all interest accrued and unpaid was forgiven in exchange for the Royalty Rights described above under “Royalty Agreements.” The Advances, in the aggregate amount of $1,075,000, are not included in the Debt Settlement Agreements and were not so discharged. They were repaid following the closing of the merger.

As of September 30, 2022, Catheter had approximately $140,000 in cash and cash equivalents. As of December 31, 2021, Catheter had approximately $12,000 in cash and cash equivalents.  Additionally, the Company has accrued but unpaid legal and other professional fees incurred in connection with the proposed merger with Ra Medical.

On March 31, 2022, the holders of a majority of the then outstanding shares of Preferred Stock voted together as a single class, and approved the conversion of all shares of Preferred Stock into a total of 8,651,207 shares of Common Stock as determined in accordance with the Certificate of Incorporation. All current holders of Preferred Stock were advised of the conversion on March 31, 2022. The Company recorded its quarterly liquidation preference prior to the conversion of preferred stock to common stock, and converted the outstanding balance including the March 31, 2022 liquidation preferences to common stock.

Net cash used in operating activities was approximately $1,943,000 for the nine months ended September 30, 2022. Net loss for the nine months ended September 30, 2022 and 2021 was approximately $4,461,000 and $3,567,000, respectively.

Net cash used in operating activities was approximately $2,654,000 for the year ended December 31, 2021. Net loss for the year ended December 31, 2021 and 2020 was approximately $4,990,000 and $2,811,000, respectively.

As of September 30, 2022, Catheter had an accumulated deficit of approximately $115,916,000, total outstanding convertible debt of $25,465,000, and total outstanding interest payable of approximately $13,317,000, which is due on demand, as well as $600,000 of additional debt that is payable on demand. Catheter’s accumulated deficit as of December 31, 2021 was approximately $110,548,000.

Catheter has incurred substantial losses and negative cash flows from operations to date and expects to incur operating losses for the foreseeable future as it expands its commercialization efforts of its current product and attempts to commercialize its closure device that is under development. Catheter is unable to predict the extent of any future losses or when Catheter will become profitable, if at all. Catheter’s future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, its ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes affecting medical procedure reimbursement, and overall economic conditions in our target markets.

Summary of Cash Flows

	For the year ended December 31,		For nine months ended September 30,
	2020	2021	2021	2022

Cash used in operating activities	$(2,874,668)	$(2,653,522)	(2,089,545)	(1,942,643)
Cash used in investing activities	(9,132)	(24,072)	(2,855)	(19,086)
Cash provided by financing activities	3,120,000	2,350,000	1,900,000	2,080,000
Effect of exchange rate on cash	623	6,337	3,782	9,449
Net increase (decrease) in cash	$236,823	$(321,257)	$(188,618)	$127,720

Cash Used in Operating Activities

Net cash used in operating activities decreased by $146,902 from $2,089,545 for the nine months ended September 30, 2021 to $1,942,643 for the nine months ended September 30, 2022. The net loss for the nine months ended September 30, 2022 of $4,461,275 included a favorable change in the derivative liability related to the conversion feature of its Notes of $402,768, while the net loss of $3,566,674 recorded in for the nine months ended September 30, 2021 included an unfavorable change in the fair value of derivative liability of $35,300. During the nine months ended September 30, 2021 and 2022, the Company incurred accrued but unpaid interest on its Notes Payable to related parties of $2,006,337 and $2,239,504, respectively.  Additionally, during the nine months ended September 30, 2022, the Company’s accounts payable and accrued expenses increased by $631,758, mostly representing professional fees incurred but not paid in connection with the proposed merger with Ra Medical.

Cash flow from operating activities during the nine months ended September 30, 2021 were also impacted by the forgiveness of a $200,000 PPP loan and a $200,000 gain on the transfer of intangible assets.

Net cash used in operating activities decreased by $221,146 from $2,874,668 for the year ended December 31, 2020 to $2,653,522 for the year ended December 31, 2021. The net loss in 2021 of $4,989,708 included an unfavorable change in the derivative liability related to the conversion feature of its Notes of $43,437 while the net loss of $2,810,779 recorded in 2020 included a favorable change in the fair value of derivative liability of $2,591,736. The $2,591,736 non-cash variance in the change in fair value of the derivative liability represented the majority of the change in net loss for the years. During the years ended December 31, 2020 and 2021, the Company incurred accrued but unpaid interest on its Notes Payable to related parties of $2,409,903 and $2,724,830, respectively, favorably impacting cash flow from operations.

Cash flow from operating activities during the year ended December 31, 2021 was also impacted by the forgiveness of a $200,000 PPP loan and a $200,000 gain on the transfer of intangible assets.

Cash Used in Investing Activities

Cash used in investing activities was $2,855 and $19,086 during the nine months ended September 30, 2021 and 2022, respectively. These purchases were primarily computer equipment and VIVO demo equipment purchased during the periods.

Cash used in investing activities increased by $14,940 from $9,132 during the year ended December 31, 2020 to $24,072 during the year ended December 31, 2021. These purchases were primarily computer equipment and VIVO demo equipment purchased during the periods.

Cash Provided by Financing Activities

Cash provided by financing activities of $2,080,000 and $1,900,000 for the nine months ended September 30, 2022 and 2021, respectively, included the proceeds of convertible promissory notes to related parties of $1,480,000 and $1,900,000, respectively.

Additionally, during the nine months ended September 30, 2022, the Company received advances totaling $600,000 from the Company’s Chairman of the Board of Directors. The advances were repaid by Ra Medical upon the closing of the merger.

Cash provided by financing activities of $2,350,000 during the year ended December 31, 2021 represented the proceeds of a convertible promissory note to related parties of $2,350,000.

Cash provided by financing activities of $3,120,000 during the year ended December 31, 2020 represented the proceeds of a convertible promissory note to related parties of $2,920,000 and proceeds of $200,000 from a federal Paycheck Protection Program (“PPP loan”) which was subsequently forgiven in 2021.

Contractual Obligations and Commitments

Undiscounted Cash Flows

Catheter had lease obligations consisting of operating leases, for Catheter’s New Jersey principal offices which expired in 2022, the remaining future lease payments included in the measurement of lease liabilities on the balance sheet as of September 30, 2022 were $13,100.

On September 27, 2022, the Company entered into a lease agreement for office space located in Fort Mill, South Carolina. The space will be used for office and general use. As of September 30, 2022, future lease payments for the following five fiscal years and thereafter were as follows:

Lease Commitments	Operating Lease
2022*	$1,523
2023	48,613
2024	50,213
2025	47,434
Thereafter	—
Total Minimum Lease Payments	147,782
Less effects of discounting	(25,513)
Present value of future minimum lease payments	$122,269

*Per the provisions of the lease agreement, the Company received a $2,500 rental credit for its first month of rental payments. The credit will be applied to the first month of rental payment in December 2022, resulting in a rental payment of $1,523 due on December 1, 2022.

On December 7, 2022, the Company entered into a lease agreement for office space located in Augusta, New Jersey. The space will be used for office and general use. The term of the lease is 24 months which began on January 1, 2023. The lease contains one 24-month renewal period, which requires 9 months’ notice if the Company intends to exercise. Total rent is $1,207 per month throughout the term of the lease agreement.

Segment Information

Catheter operates in one business segment, which is the marketing, sales and development of medical technologies focused in the field of cardiac electrophysiology.

Effects of Inflation

During the periods for which financial information is presented, management does not believe that the business and operations were materially affected by inflation.

Foreign Currency Exchange Risk

Catheter uses the U.S. dollar as its functional currency, and initially measure the foreign currency denominated in assets and liabilities at the transaction date. Monetary assets and liabilities are then re-measured at exchange rates in effect at the end of each period, and property and non-monetary assets and liabilities are converted at historical rates.

To date, Catheter has incurred minor foreign currency transaction realized gains and losses related to Catheter’s European activities. As Catheter’s international operations grow, foreign currency exchange risk may become a factor and Catheter will reassess its approach to managing the risks relating to fluctuations in currency rates at that time.

Catheter does not believe that inflation and change in prices had a significant impact on Catheter’s results of operations for any periods presented in Catheter’s financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Catheter regularly evaluates estimates and assumptions related to provisions for legal contingencies, income taxes, deferred income tax, asset valuation allowances, valuation of warrant liabilities, valuation of derivative liabilities, share based compensation, and revenues. Catheter bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by Catheter may differ materially and adversely from Catheter’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Fair Value Measurements

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Catheter follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

• Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

• Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

• Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the nine months ended September 30, 2022 and 2021 and the year ended December 31, 2021 and 2020. The carrying amount of cash and accounts payable approximated fair value as they are short term in nature. The guidance in ASC 815, Derivatives and Hedging, requires that Catheter mark the value of Catheter’s preferred stock warrant liability to market and recognize the change in valuation in Catheter’s statements of operations each reporting period. Determining the warrant liability to be recorded requires Catheter to develop estimates to be used in calculating the fair value of the warrant. The fair value of preferred stock warrants issued were estimated based on a Black-Scholes model during the nine months ended September 30, 2022 and 2021 and the year ended December 31, 2021 and 2020. The estimated fair value of the warrant and embedded put included in the convertible promissory notes – related parties, represent Level 3 measurements.

The following table details the fair value measurements within the fair value hierarchy of Catheter's financial instruments, which includes the Level 3 liabilities:

	Fair value at September 30, 2022
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$722,000	$—	$—	$722,000
Total liabilities	$722,000	$—	$—	$722,000

	Fair value at December 31, 2021
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,057,000	$—	$—	$1,057,000
Total liabilities	$1,057,000	$—	$—	$1,057,000

Off-Balance Sheet Arrangements

Catheter does not have any off-balance sheet arrangements as such term is used in SEC Regulation S-K Item 303 during the periods presented, investments in special-purpose entities or undisclosed borrowings or debt. Additionally, Catheter is not a party to any derivative contracts or synthetic leases.

Indemnification

Catheter has agreements whereby Catheter indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving, at Catheter’s request, in such capacity, to the maximum extent permitted under the laws of the State of Delaware.

Stock-based Compensation

In October 2009, the Board of Directors and Stockholders of the Company adopted the 2009 Equity Incentive Plan (the “Plan”), which was amended in 2011. The Plan provides for grants of stock options, restricted stock, and other stock-based awards to eligible employees of the Company as well as directors, officers, and others. The Plan is administered by the Board of Directors of the Company and was amended on September 24, 2019 to extend the term of the plan for ten more years.

Stock options are granted with an exercise price as determined by the Board of Directors, but in no event shall the exercise price be less than the fair value of a share of common stock on the date of grant. Awards generally vest over five years of continuous service and have a ten-year term from the date of grant.

The Company lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In order to determine the fair value, the Company considered, among other things, the Company’s business, financial condition and results of operations; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

The following table summarizes stock option activity under the Catheter Plan for the years ended December 31, 2021 and 2020 and the nine months ended September 30, 2022:

	Shares Underlying Options	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2020	590,950	$1.20	6.10
Granted	—	$—	—
Cancelled	(125,980))	$0.39	—
Expired	(77,000))	$4.00	—
Outstanding at December 31, 2020	387,970	$0.47	5.94
Granted	990,000	0.39	9.31
Exercised	(118,848)	0.39	—
Cancelled	(115,122)	0.43	—
Expired	(5,000)	$4.00	0.00
Outstanding at December 31, 2021	1,139,000	$0.40	8.67
Vested options at December 31, 2021	499,707	$0.83	6.01

Granted	—
Cancelled	—
Expired	—
Outstanding at September 30, 2022	1,139,000	$0.40	$7.92
Vested options at September 30, 2022	1,077,627	$0.57	$7.87

The stock-based compensation expense for stock option awards was $6,421 and $353 for the year ended December 31, 2021 and 2020, respectively, and $3,034 and $4,104 for the nine months ended September 30, 2022 and 2021, respectively.

The fair value of employee options is estimated on the date of each grant using the Black-Scholes option-pricing model. 990,000 options were granted to employees during the year ended December 31, 2021, with a grant date fair value of $9,900. There were no grants during the year ended December 31, 2020.

During the nine months ended September 31, 2021, Catheter granted 990,000 options with a grant date fair value of $9,900. There were no grants during the nine months ended September 30, 2022.

As of December 31, 2021, there was an aggregate of approximately $3,691 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 1.13 years. As of September 30, 2022, there was an aggregate of $657 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 3.30 years.

The following assumptions were used to estimate the fair value of stock options granted using the Black-Scholes option pricing model for the years ended December 31, 2021.  There were no grants during the nine months ended September 30, 2022.

The risk-free interest rate assumption is based upon observed U.S. government security interest rates with a term that is consistent with the expected term of Catheter’s employee stock options. The expected term is based on the average of the vesting period and contractual term of Catheter’s options. Catheter has not paid a dividend, and does not expect to pay a dividend in the foreseeable future.

	December 31, 2021	September 30, 2022

Fair value of common stock	$0.024	$0.024
Risk-free interest rate	.9% - 3.0%	.9% - 3.0%
Expected term in years	1.83 - 6.50	1.83 - 6.50
Expected volatility	91% - 175%	91% - 175%
Expected Dividend yield	0%	0%

Due to a lack of a public market for Catheter’s Common Stock, Catheter utilized a public company peer group’s historical volatility to determine Catheter’s expected volatility for purposes of the Black-Scholes option pricing model. Stock-based compensation expense is trued up periodically for actual forfeitures.

Dividends

Catheter has not paid a dividend on its common stock and is unlikely to pay one in the future.